EXHIBIT 99.1

As a result of a review by the British Columbia Securities Commission, we are issuing the following news release to clarify our disclosure:

BLACK TUSK WITHDRAWS TECHNICAL REPORT AND CERTAIN OTHER
TECHNICAL DISCLOSURE

VANCOUVER, BRITISH COLUMBIA – February 29, 2012 – Black Tusk Minerals Inc. (OTCBB:  BKTK) (“Black Tusk” or the “Company”) announces that as a result of a technical disclosure review by the British Columbia Securities Commission (“BCSC”), the BCSC identified certain disclosure and filing issues.

The Company has made certain disclosures on its website in a corporate presentation, “An Advanced Development and Consolidation Program on its Silver Properties in Peru” (the “2011 Presentation”).  The 2011 Presentation includes disclosure regarding a tailings resource estimate on the Altococha Property also referred to as the Huanza Property.  The 2011 Presentation has been removed from the Company’s website.  The Company has not filed a National Instrument 43-101 (“NI 43-101”) technical report on SEDAR with respect to this resource calculation.  Accordingly, the tailings resource estimate is unsupported by a compliant NI 43-101 technical report, contrary to NI 43-101, and the tailing resource estimate should not be relied on until independently verified and supported by a technical report.  The Company hereby retracts the tailings resource estimate.  The Altococha Property is currently under review.  There can be no assurance that the Company will ever seek to publish a compliant NI 43-101 in support of a tailings resource estimate on the Altococha Property, and there can be no assurance that the Company will ever receive a compliant tailings resource or other resource estimate on the Altococha property.

The BCSC has advised of the following fundamental concerns regarding the Company’s February 2011 technical report, “Geological Evaluation of the Huanza Property, Peru”, by Glen MacDonald (the “2011 Report”), including:

●	it omits basic information required by the form
●	it raises concerns about the adequacy of the personal inspection
●	required verification is missing or incomplete
●	it discloses non-compliant reserve estimates
●	it may not be a current report as required
●	the certificate and consent of qualified person are not compliant
●	it does not always clearly distinguish between information on the subject property and that on adjacent or nearby properties”

The Company retracts the 2011 Report.  The 2011 Report contains information that is not NI 43-101 Compliant and it should not be relied upon.  The Company is making arrangements for the preparation of a compliant NI 43-101 technical report regarding the Huanza property which will be filed on SEDAR as soon as it is completed.

The Company’s website and 2011 Presentation will be unavailable to the public until the Company reviews and amends:

1.
Any potentially misleading website information including clarifying the location and ownership status of the Nueva Condor Mine and any other significant nearby past mining locations in relation to the Company’s boundaries.

2.
Any potentially misleading information in the Company’s 2011 Presentation, “An Advanced Development and Consolidation Program on Silver Properties in Peru, including technical disclosure compliant with NI 43-101.

On June 28, 2010 the Company issued a press release regarding its review of a publicly available third-party newsletter disclosing information about the Company and advising that such disclosure was misleading and incorrect. The Company entirely retracts and disassociates itself from the information contained in the newsletter and of secondary disclosure of the information that may still be in the public domain at www.wallstreetgrand.com, investorhub, or any other locations. In particular, the company retracts references indicating that it owns a mine with current mineral reserves. The Altococha Property is an exploration property only with no mine or known mineral reserves. There can be no assurance that mineral resources will ever be discovered on the Altococha Property or, if so, that such resources could ever be categorized as reserves or placed into production on an economic basis.

About Black Tusk Minerals Inc.

Black Tusk Minerals Inc. is a mineral exploration company focused on the exploration and development of mineral prospects worldwide.  Most notably, the Company owns a 99% interest in 19 mineral claims, known as the Altococha concessions, in the District of Huanza, Province of Huarochiri, Department of Lima, Peru.  Mr. Ian Dreyer, BSc Geology, Chartered Professional (AusIMM), is a Qualified Person under National Instrument 43-101 and has reviewed the technical information in this press release.

ON BEHALF OF THE BOARD OF DIRECTORS BLACK TUSK MINERALS INC.:

/s/ “Gavin Roy”
GAVIN ROY
President
Phone: 360-930-3910

This news release contains “forward-looking statements” and "forward-looking information" within the meaning of Canadian and United States securities laws.  Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including the timing for when a compliant NI 43-101 technical report will be prepared, the possibility that the Company will not be able to prepare a compliant NI 43-101 technical report and the risks and uncertainties outlined under the section headings “Cautionary Note Regarding Forward-Looking Statements” and “Risks Factors” in our annual report on Form 10-K, as filed with the SEC on August 30, 2011, under the section heading “Risk Factors” in our most recent quarterly report on Form 10-Q, as filed with the SEC on January 19, 2012, and in our most recent financial statements, reports and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com).  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  We do not undertake to update forward-looking statements or forward-looking information, except as may be required by law.